Exhibit 10.98
March 15, 2010
Rakesh K. Jindal
29 Bluebird Court
Flemington, NJ 08822
Re: Education Expenses
Dear Rakesh:
     This confirms our agreement regarding the handling of your daughter’s education expenses. Specifically, we have agreed, effective as of April 1, 2010, to amend your Employment Agreement as follows:
1.	Sections A-3 (c)(vi) (Educational expenses) and A-6(d)(iii)(6) (Educational expenses) of your First Amendment to the Employment Agreement (“First Amendment”) are deleted in their entirety.

2.	New Sections A-3(l) and A-6(d)(xiv) are added to your First Amendment as follows:

“The Company will pay the actual cost of your daughter’s tuition for, and transportation to and from, secondary school. The Company has the option of either paying such costs directly or reimbursing you for same. If the Company opts to reimburse you, it shall do so by way of lump sum payment promptly after the expenses are incurred, but in no event earlier than January 1 or later than December 31 of the taxable year to which they relate.”
     If you agree with the foregoing, please sign both copies of this letter amendment, returning one copy to me and retaining the other copy for your files.

Very truly yours,

FOSTER WHEELER INC.

/s/ Raymond J. Milchovich

Raymond J. Milchovich
Chairman, President and CEO
Accepted and Agreed To:

/s/ Rakesh K. Jindal

Rakesh K. Jindal
Dated: 3/18/10